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                                                                     Exhibit 8.1

                  [Letterhead of Muldoon Murphy & Faucette LLP]

                                   May 1, 2003

Jefferson Bancshares, Inc.
Jefferson Bancshares, M.H.C.
Jefferson Federal Savings and Loan Association
  of Morristown
120 Evans Avenue
Morristown, Tennessee 37814

Ladies and Gentlemen:

         You have asked our opinion regarding certain federal income tax consequences of the proposed conversion of Jefferson Bancshares, M.H.C. to stock form pursuant to the Plan of Conversion of Jefferson Bancshares, M.H.C. We are rendering this opinion pursuant to Section 23 of the Plan of Conversion. All capitalized terms used but not defined in this letter shall have the meanings assigned to them in the Plan of Conversion.

         In connection with the opinions expressed below, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of the Plan of Conversion and of such corporate records of the parties to the Conversion and Reorganization as we have deemed appropriate. We have also relied upon, without independent verification, the representations of the Primary Parties contained in their letter to us dated May 1, 2003. We have assumed that such representations are true and that the parties to the Conversion and Reorganization will act in accordance with the Plan of Conversion. In addition, we have made such investigations of law as we have deemed appropriate to form a basis for the opinions expressed below.

         We have assumed that the Conversion and Reorganization contemplated by the Plan of Conversion will be consummated in accordance therewith and as described in the prospectus included as part of the registration statement on Form S-1 filed by Jefferson Bancshares, Inc.

         In issuing the opinions set forth below, we have referred solely to existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury Regulations and similar guidance issued by the Internal Revenue Service ("IRS") thereunder. Changes in the tax laws could affect the continued validity of the opinions expressed herein. Furthermore, there can be no assurance that the opinions expressed herein would be adopted by the IRS or a court of

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Jefferson Bancshares, Inc.
Jefferson Bancshares, M.H.C.
Jefferson Federal Savings and
  Loan Association of Morristown
May 1, 2003
Page 2

law. We assume no obligation to revise or supplement this opinion should the present federal income tax laws be changed by any legislation, judicial decisions or otherwise.

         Based on and subject to the foregoing, it is our opinion that for federal income tax purposes, under current law:

         (1) the conversion of Jefferson Bancshares, M.H.C. from mutual form to a federal interim stock savings institution will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and no gain or loss will be recognized by Jefferson Bancshares, M.H.C. by reason of such conversion;

         (2) the merger of Jefferson Bancshares, M.H.C. into Jefferson Federal Savings and Loan Association of Morristown ("Jefferson Federal") will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, and no gain or loss will be recognized by Jefferson Bancshares, M.H.C. or Jefferson Federal by reason of such merger;

         (3) the merger of Jefferson Interim Savings Association with and into Jefferson Federal ("Bank Merger") will qualify either as a reorganization within the meaning of Section 368(a)(2)(E) of the Code or as an exchange under Section 351 of the Code, and no gain or loss will be recognized by Jefferson Interim Savings Association, Jefferson Federal or Jefferson Bancshares, Inc. by reason of the Bank Merger;

         (4) no gain or loss will be recognized by the current stockholders of Jefferson Federal upon the receipt of shares of common stock of Jefferson Bancshares, Inc. pursuant to the Bank Merger, except to the extent of any cash received in lieu of a fractional share interest in Jefferson Bancshares, Inc.;

         (5) the aggregate tax basis of the shares of Jefferson Bancshares, Inc. common stock to be received by the current stockholders of Jefferson Federal will be the same as the aggregate tax basis of the Jefferson Federal common stock surrendered in exchange therefore reduced by any amount allocable to a fractional share interest in Jefferson Federal for which cash is received;

         (6) the holding period of the shares of Jefferson Bancshares, Inc. common stock to be received by the current stockholders of Jefferson Federal will include the holding

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Jefferson Bancshares, Inc.
Jefferson Bancshares, M.H.C.
Jefferson Federal Savings and
  Loan Association of Morristown
May 1, 2003
Page 3

              period of the shares of Jefferson Federal common stock, provided that the Jefferson Federal common stock was held as a capital asset on the date of the Bank Merger;

         (7) a holder of shares of Jefferson Federal who receives cash in lieu of a fractional share of Jefferson Bancshares, Inc. common stock will recognize gain or loss equal to the difference between the amount of cash received and the portion of such holder's tax basis of the shares of Jefferson Federal allocable to the fractional share; such gain or loss will be capital gain or loss if such shares were held as a capital asset of the date of the Bank Merger, and will be long-term capital gain or loss if such holder's holding period in the shares of Jefferson Federal common stock is more than one year on the date of the Bank Merger;

         (8) no gain or loss will be recognized by Jefferson Bancshares, Inc. upon the sale of shares of common stock in the Offerings;

         (9) no gain or loss will be recognized by members of Jefferson Bancshares, M.H.C. upon the issuance to them of interests in the liquidation account in Jefferson Federal pursuant to the merger of Jefferson Bancshares, M.H.C. into Jefferson Federal;

         (10) it is more likely than not that the fair market value of the nontransferable subscription rights to purchase shares of common stock of Jefferson Bancshares to be issued to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members (the "Subscription Rights") is zero and, accordingly, that no income will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members upon the issuance to them of the Subscription Rights or upon the exercise of the Subscription Rights;

         (11) it is more likely than not that the tax basis to the holders of shares of common stock purchased in the Offerings pursuant to the exercise of the Subscription Rights will be the amount paid therefor, and that the holding period for such shares of common stock will begin on the date of completion of the offerings; and

         (12) the holding period for shares of common stock purchased in the Community Offering or Syndicated Community Offering will begin on the day after the date of purchase.

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Jefferson Bancshares, Inc.
Jefferson Bancshares, M.H.C.
Jefferson Federal Savings and
  Loan Association of Morristown
May 1, 2003
Page 4

         The opinions set forth in (10) and (11), above, are based on the position that the Subscription Rights do not have any market value. Although the IRS will not issue rulings on whether subscription rights have a market value, we are unaware of any instance in which the IRS has taken the position that nontransferable subscription rights issued by a converting financial institution have a market value. We understand that the Subscription Rights will be granted at no cost to the recipients, will be nontransferable and of short duration, and will afford the recipients the right only to purchase shares of common stock of Jefferson Bancshares, Inc. at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of such common stock. Based on the foregoing, we believe that it is more likely than not (i.e., that there is a more than a 50% likelihood) that the Subscription Rights have no market value for federal income tax purposes.

         Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Conversion and Reorganization or of any transaction related thereto or contemplated by the Plan of Conversion. This opinion is given solely for the benefit of the Primary Parties and Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who receive Subscription Rights, and may not be relied upon by any other party or entity or otherwise referred to in any document without our express written consent. We consent to the filing of this opinion as an exhibit to the Forms AC and H-(e)1-S filed with the Office of Thrift Supervision, and as an exhibit to the registration statement on Form S-1 filed by Jefferson Bancshares, Inc. with the Securities and Exchange Commission in connection with the Conversion and Reorganization, and to the reference thereto in the prospectus included in the registration statement on Form S-1 under the headings "The Conversion- Tax Aspects" and "Legal and Tax Opinions." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                        Very truly yours,

                                        /s/ Muldoon Murphy & Faucette LLP

                                        MULDOON MURPHY & FAUCETTE LLP